Exhibit 4.5

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) made as of the 27th day of May, 2010, is made by and among Elbit Vision Systems Ltd., a company organized under the laws of Israel, with headquarters located at 1 Hayasur Street, Hasharon Industrial Park, Kadima, P.O.B. 5030, Israel (the "Company") and M.S.N.D. Real Estate Holdings Ltd., a company organized under the laws of the State of Israel, of 27 Habarzel Street, Atidim, Tel-Aviv, Israel (the "Lender").

W I T N E S S E T H:

WHEREAS, the Lender has loaned to the Company during 2010, in a series of loans (collectively, the "Loan"), in the aggregate of $850,000 (the "Principal Loan Amount);

WHEREAS, the Company has entered into a Creditor Agreement with ScanMaster (IRT) Systems Ltd. ("Scan"), setting forth the terms for the repayment of a debt to the Company of $675,000 (the "Scan Payment") which shall be paid in installments over a period of ten years commencing January 1, 2011 (the “Scan Installments”), and such consideration shall be applied to the repayment of the Loan;

WHEREAS, the Loan constitutes the entire outstanding debt of the Company to the Lender;

WHEREAS, the parties wish to determine the terms of repayment of the Loan; and

WHEREAS, the Company has outstanding debts to each of Bank Leumi le Israel B.M. and Bank Hapoalim B.M. (the "Banks"), pursuant to which the consent of the Banks is required for any additional loans and the reorganizing of existing loans, and each of the Banks has approved the terms of this Agreement;

NOW THEREFORE, the parties hereto hereby agree as follows:

1.           Warrant.

The obligations of the Lender pursuant to this Agreement are subject to the receipt by the Lender of: (i) true and correct copies of resolutions of the Company's Board of Directors authorizing the Company to enter into this Agreement, authorizing an officer of the Company to enter into such document and its exhibits, annexes and schedules, and nominating Shmuel Cohen and Yaron Menashe to serve on the Company's Board of Directors upon the Closing, in the form attached hereto as Exhibit A; (ii) duly executed letters of resignation by Ran Eisenberg, Linda Harnevo and Nir Alon; (iii) an executed Share Purchase Agreement relating to the sale of Scan to third party purchasers, including the exhibits thereto, attached hereto as Exhibit B; and (iv) copies of the consents of the Banks to the terms of this Agreement. The closing of the transaction contemplated herein and the execution and delivery to the Lender of the above documentation (the "Closing") shall take place at the offices of Matry, Meiri & Co. Law Offices at a date and time as the Company and the Lender may agree For the purposes of this Agreement including all of its schedules, exhibits and annexes, the “Effective Date” shall be deemed the Closing.

2.           Repayment.

2.1(a) The Loan. The Company shall repay the Principal Loan Amount as follows: (i) one hundred and seventy five thousand US Dollars ($175,000) (the "Initial Repayment Amount") together with  interest thereon (denominated in United States dollars) at a rate of interest of annual US Dollar LIBOR (the “Rate of Interest”) calculated as of the disbursement date of each Installment (as defined below) and compounded annually, plus any value added tax in Israel “Value Added Tax”, if applicable, in accordance with Israeli law (together the “Interest”), shall be repaid in equal quarterly installments over five years (each, an "Installment") commencing January 1, 2011and each Installment of the Initial Repayment Amount shall be due and payable on the first day of the calendar quarter commencing January 1, 2011; (ii) six hundred and seventy five thousand US Dollars ($675,000) (the "Second Repayment Amount"), together with the Interest thereon shall be repaid in equal quarterly installments (the "Second Repayment Installments") over five years commencing January 1, 2011.

2.1(b) With respect to the Second Repayment Amount, in the event that Scan fails to make a timely payment of a Scan Installment (a "Scan Payment Failure"), the Company shall take the actions required by Section 5 herein. In such an event, Lender shall provide the Company with a grace period of up to twelve (12) months (the "Grace Period") during which it will be required to repay, only half of any Second Repayment Installments for which no applicable Scan Installment was received. Following the end of the Grace Period, and irrespective of whether any Scan Installments were received by the Company, the Company shall pay all unpaid amounts due during the Grace Period. Thereafter, the Company shall be required to pay the Second Repayment Installments in full and on time. During the Grace Period, the Company undertakes to pay any Scan Installment received (including any interest paid thereon) immediately to the Lender, and any Scan Installment or part thereof, paid shall be applied first to the earliest Scan Payment Failure.

2.1(c) The Interest Rate is computed on a 360 day year for the actual number of days elapsed. Any late payment of the Principal Loan Amount and/or the Interest shall result in an additional 2% per annum late payment interest on such amount(s) which shall compound monthly.

2.1(d) Notwithstanding the foregoing, in the event of the appointment of a receiver and/or a liquidator and/or a special administrator in proceedings commenced under Section 350 of the Israeli Companies Law, 1999 to Scan by a competent court (the "Event"), the amount remaining due under the Second Repayment Amount (commencing from the beginning of the Grace Period if occurred) shall be immediately reduced by fifty percent (50%) (the "Remaining Amount"), following which the repayment terms in connection therewith shall continue as described in this Section 2(a)(ii), mutatis mutandis. However, if Scan will eventually pay the Company any remainder of the Scan Payment and/or any part thereof, such payment will immediately be transferred by the Company to the Lender until the repayment of the full (100%) amount remaining due under the Second Repayment Amount. For the avoidance of doubt, it is agreed that if Scan fails to make a timely payment of any Scan Installment in case of an Event, the Company shall take all such actions required by Section 5 herein, mutatis mutandis, in order to collect any remainder of the Scan Payment and/or any part thereof (the "Collected Amount") and upon receipt of any Collected Amount immediately transfer such amount to the Lender.

(b)           Notwithstanding anything to the contrary, the Company may prepay any amounts owed to the Lender, at any time, subject to (i) the prior written approval of each of the Banks to any prepayment (and such prepayment being subject to any conditions determined by the Banks); and (ii) the Company providing the Lender with fifteen (15) days prior written notice informing the Lender of such intention to prepay, and further provided that each such prepayment is in an amount no less than the lesser of (a) Fifty Thousand United States Dollars (US$50,000), or (b) the remaining Principal Loan Amount, plus unpaid accrued Interest

3.           Acceleration. Notwithstanding anything herein to the contrary, the remaining Principal Loan Amount (as applicable), together with accrued and unpaid Interest to date, shall be due and payable at any time without any further demand, immediately upon the occurrence of an Event of Acceleration unless otherwise provided for below.

For the purposes of this Section 3, an “Event of Acceleration” shall be deemed to exist upon the occurrence of any of the following:

(i)
the Company fails to pay any sum due from it hereunder at the time, in the currency and in the manner specified herein, or otherwise is in breach of this Agreement , and the same is not remedied within fifteen (15) days after the Lender has notified the Company in writing of said nonpayment or breach (from the third failure to pay any sum due from the Company no notice shall be required and the same shall constitute a material breach of this Agreement); or

(ii)
the filing by or against the Company of any petition for liquidation, receivership or any petition for relief under the provisions of applicable law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, or the appointment of a special manager, liquidator, receiver, or trustee (temporary or otherwise) to take possession of all or substantially all of the property or assets of the Company, provided that said appointment is not cancelled within thirty (30) days of its initiation, or an attachment is placed on any of the material assets of the Company, or execution by the Company of a general assignment for the benefit of its creditors; or the Company resolves to voluntarily liquidate; or the appointment of a permanent liquidator or permanent receiver to take possession of the material property or assets of the Company; or the sale of all or substantially all the assets of the Company or

(iii)
any event or series of events occur(s), which, in the reasonable opinion of the Lender, may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company or on the ability of the Company to comply with any of its obligations hereunder.

The Company shall promptly inform the Lender of the occurrence of any Event of Acceleration or potential Event of Acceleration and, upon receipt of a written request to that effect from the Lender, confirm to the Lender that, except as previously notified to the Lender or as notified in such confirmation, no Event of Acceleration or potential Event of Acceleration has occurred.

4.           Representations and Warranties. The Company hereby represents and warrants to the Lender, as of the Effective Date, as follows:

(i)           the Company is a company duly formed and validly existing under the laws of the State of Israel; the Company has full corporate power and authority to enter into and perform its obligations under this Agreement and this Agreement constitutes a legally binding obligation of the Company and is enforceable against the Company in accordance with its respective terms;

(ii)          the execution and delivery of this Agreement (including all exhibits, schedules and annexes) by the Company, and performance of the Company’s obligations hereunder, have been duly and validly authorized by all necessary corporate action;

(iii)         there is no order, writ, injunction or decree of any court, government or governmental agency affecting the Company or any of its businesses, assets or interests, in a material adverse manner;

5.           Proceedings Against Scan.  In the event that Scan ceases to pay the Company the Scan Payment in accordance with the terms agreed between Scan and the Company, for any reason whatsoever, the Company undertakes to take any and  actions in order to enforce its claims against Scan with respect to such cessation of payment.  The Company agrees to act in accordance with the reasonable instructions of Lender with respect to the enforcement of such claims against Scan.

6.           Covenant.  The Company shall comply with the terms of this Agreement and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of the State of Israel, and any other applicable jurisdiction to enable it lawfully to enter into and perform its obligations under this Agreement, or to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement.

7.           Set-Off.  The Company shall have no rights of set-off against any amounts due herein for any amounts owed by the Lender to the Company, for any reason whatsoever.

       8.           Miscellaneous. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected hereby.  This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.  None of the Company's rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Company  without the prior consent in writing of the Lender which consent shall not be unreasonably withheld.; notwithstanding the foregoing, the Lender shall have the right to assign or transfer any of its rights, privileges and obligations under this Agreement. This Agreement, its exhibits and the schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof.  The preamble, schedules and exhibits hereto constitute an integral part hereof. In the event of any inconsistency or conflict between the provisions of the Agreement, and any schedules, annexes and exhibits thereto, the provisions of this Agreement shall prevail and govern. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Agreement and the Banks. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or by electronic mail, or otherwise delivered by hand or by messenger, if to the Company then to the Company's address set forth above to the attention of the Chief Executive Officer and the Chief Financial Officer with a copy to Adrian Daniels, Adv. Yigal Arnon & Co., 1 Azrieli Center (Round Tower), Tel Aviv 67021, Israel, and if to the Lender then to the address set forth above  Israel, or such other address with respect to a party as such party shall notify each other party in writing as above provided.  Any notice sent in accordance with this Section 6 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier or electronic mail, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.  No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

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IN WITNESS WHEREOF the parties have signed this Loan Agreement in one or more counterparts as of the date first hereinabove set forth.

ELBIT VISION SYSTEMS LTD.

By:       ________________________

Name:  ________________________

Title:    ________________________

M.S.N.D REAL ESTATE HOLDINGS  LTD.

By:        ________________________

Name:   ________________________

Title:     ________________________

[Signature Page of Loan Agreement]